================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 29, 1998
                               (October 26, 1998)

                         ------------------------------

                           THERAPEUTIC ANTIBODIES INC.
             (Exact name of registrant as specified in its charter)

            Delaware                       0-25978                62-1212485
 (State or other jurisdiction of   (Commission File Number)      (IRS Employer
          incorporation)                                         Identification
                                                                    Number)


     1207 17th Avenue South
     Suite 103
     Nashville, Tennessee                                     37212
     (Address of principal executive offices)                 (Zip Code)

                                 (615) 327-1027
              (Registrant's telephone number, including area code)

================================================================================

ITEM 5. OTHER EVENTS

         On October 26, 1998, Therapeutic Antibodies Inc. (the "Company") announced an (pound)11.5 million refinancing ("Refinancing") involving the issue of 28,690,561 new shares of common stock, par value US$0.001 of the Company ("New Shares"). The Refinancing will consist of:

                  1. the placing of 21,300,000 New Shares (the "Placing") at a price of 40 pence per share to raise (pound)7.5 million net of expenses, which has been fully underwritten by Panmure Gordon & Co. Limited;

                  2. the conversion of US$2.9 million of loan notes into 4,394,869 New Shares; and

                  3. the conversion of all outstanding shares of Series A Convertible Redeemable Preferred Stock, par value US$.01 per share, into 2,995,692 New Shares.

         The Placing is conditional upon the approval by shareholders of an amendment to the Company's Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of the Company's common stock, which is to be proposed at a special meeting of shareholders to be held on November 6, 1998. Application has been made to the London Stock Exchange for the admission to the Official List of all of the New Shares being issued in connection with the Refinancing. It is expected that dealings in the New Shares will commence on November 9, 1998. Admission to the Official List of all the New Shares to be issued has been sponsored by The British Linen Bank Limited.

ITEM 7. EXHIBITS

         20.1 Copy of the press release, dated October 26, 1998, relating to the Refinancing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          THERAPEUTIC ANTIBODIES INC.


                                          By: /s/ ANDREW J. HEATH
                                              ----------------------------------
                                              Andrew J. Heath, M.D., Ph.D.
                                              Chief Executive Officer


Dated:  October 29, 1998